Exhibit 1.2

Exhibit A to the
Dealer-Manager Agreement

AEI CORE PROPERTY INCOME TRUST, INC.

PARTICIPATING DEALER AGREEMENT

Dear FINRA Broker-Dealer:

AEI Securities, Inc., as dealer-manager (the “Dealer-Manager”) for AEI Core Property Income Trust, Inc., a Minnesota corporation (the “Company”) invites you (“Dealer”) to participate in the distribution of shares of common stock (the “Shares”), subject to the terms set forth below.

The Dealer-Manager has entered into a Dealer-Manager Agreement with the Company, a copy of which has been provided to you, pursuant to which the Dealer-Manager has been appointed by the Company as its agent and principal distributor for the purposes of selling for cash up to 27,000,000 shares of the Company’s Common Stock (or such other amount, up to 30,000,000 shares, as the Company allocates to the primary offering of such shares—the “Shares”). By execution of this Participating Dealer Agreement (the “Agreement”), you will become one of the Dealers referred to in such Dealer-Manager Agreement between the Company and the Dealer-Manager and will be entitled to and subject to the indemnification provisions contained in such Dealer-Manager Agreement, including the provisions of Section 4 wherein the Dealers severally agree to indemnify and hold harmless the Company and the Dealer-Manager and each officer and director thereof, and each person, if any, who controls the Company and Dealer-Manager within the meaning of the Securities Act of 1933. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer-Manager Agreement. The Shares being sold are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).

1. Best Efforts

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer-Manager or the Company, and Dealer is not authorized to act for the Dealer-Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and in such other printed information furnished to Dealer by the Dealer-Manager or the Company to supplement the Prospectus (“supplemental information”).

2. Submission of Orders

Dealer shall transmit to the Dealer-Manager, as processing broker-dealer, each prospective investor’s check in payment of Shares together with a subscription agreement in the form(s) attached to the Prospectus as Appendices B or C, properly completed by the investor and the investor’s registered representative, and all other investor documentation by noon of the next business day following receipt by Dealer. The Dealer-Manager shall transmit all investor checks to Fidelity Bank, Edina, Minnesota (the “Bank”) by the end of the second business day after receipt by the Dealer-Manager for deposit pursuant to that certain Impoundment Agreement between the Dealer-Manager, the Company, and the Bank (the “Impoundment Agreement”). All checks shall be made payable to “Fidelity Bank – AEI Core Property Income Trust Escrow,” and Dealer agrees to return promptly all investor checks made payable to any other person or entity to the investor.

3. Pricing

Subject to Section 4 below, Shares shall be offered to the public at the offering price of $10.00 per Share payable in cash. A minimum initial purchase of two hundred and fifty Shares ($2,500) is required. The Shares are non assessable and investors will not be required to contribute further sums to the capital of the Company.

4. Dealer’s Commissions and Expenses

(a)           Except as set forth in the “Plan of Distribution” section of the Prospectus as detailed in subsections (b) through (d) below herein, Dealer’s selling commission applicable to the total public offering price of Shares sold by Dealer which it is authorized to sell hereunder shall be equal to 7.0% of the gross offering proceeds from Shares sold by or through Dealer and confirmed by the Company, and payable only by the Dealer Manager.

(b)   For subscriptions of $25,000 or more and provided the purchaser and Dealer agree, the Company will sell Shares at $9.50 per share, Dealer’s selling commission payable on acceptance of the subscription will be reduced to $.20 per Share, and the remaining $.50 of the selling commission will paid over a period of up to five years through deductions from dividends of the Company otherwise payable to the purchaser which shall total $.10 per Share per year, payable proportionately from such dividends. Any such deferred commissions will be payable in full to the Dealer upon repurchase of the Shares by the Company, or upon any transfer of the Shares in a transaction where the transferee does not assume the deferred commission obligation.

(c) If any “individual purchaser” invests more than $1,000,000.00, the Company will sell the Shares at a discount from the Public Offering Price and the Dealer will entitled to proportionately less selling commissions. The discounted purchase price will apply to Shares purchased by the purchaser within the range in the table below, not to the Shares below the range.

		Purchase Price Per Incremental Unit in Volume Discount Range	Amount of Selling Commission Volume Discount	Maximum Reallowable Selling
Amount of Investment
From	To			Commission
$ 0 $ 1,000,001 $ 2,000,001 $ 3,000,001	$ 1,000,000 $ 2,000,000 $ 3,000,000 $ 5,000,000	$ 10.00 $ 9.90 $ 9.80 $ 9.70	0.0% 1.0% 2.0% 3.0%	7.0% 6.0% 5.0% 4.0%

Any reduction in the amount of the selling commissions for volume discounts will be credited to the purchaser in the form of additional Shares, including fractional Shares.  For purchases in excess of $5 million, and provided that the Company has not accepted subscriptions for a larger amount at a different price, the Dealer, potential purchaser and Dealer-Manager may propose to the Company a further reduced commission and purchase price, provided further that such commission shall not be reduced below $0.10 per Share.

For purposes of this subsection 4(c) the term “individual purchaser” will include, (1) any person or entity, or persons or entities, acquiring shares as joint purchasers; (2) all profit-sharing, pension and other retirement trusts maintained by a given corporation, partnership or other entity; (3) all funds and foundations maintained by a given corporation, partnership or other entity; (4) all profit-sharing, pension and other retirement trusts and all funds or foundations over which a designated bank or other trustee, person or entity exercises discretionary authority with respect to an investment in our company; and (5) any person or entity, or persons or entities, acquiring shares that are clients of and are advised by a single investment adviser registered under the Investment Advisers Act of 1940. Except for purchases in California, which shall not be eligible for aggregated purchases, if a group of entities that constitute an “individual purchaser” submit multiple subscriptions, those subscriptions may be combined for the purpose of determining the total commissions payable, provided that all combined purchases are made through the Dealer.  Further sequential purchases by the same “individual purchaser” may be combined in determining the selling commission. Any purchaser that wishes to have its orders combined must request the combination in writing, with a description of the basis for the discount and identify the subscriptions being combined.

(d)           If the Dealer agrees to reduce its selling commissions payable with respect to the sale of Shares to zero ($0 per Share) for (i) a purchaser that has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice, or (ii) a purchase of Shares through a bank trust account with respect to which the purchaser has delegated the decision-making authority for investments to a bank trust department, the Company will sell Shares at $9.30 per Share and no commission will be payable.

(e)           Notwithstanding subsections (a) through (d), the Company may place Shares (i) directly at the offering price to the general investing public and (ii) to executive officers and directors of the Company, officers and employees, and family members of officers and employees, of AEI Capital Corporation affiliated entities, participating broker-dealers, and officers, directors and employees, and family members of officers, directors and employees, of participating dealers at $9.30 per Share.

(f)           The Dealer-Manager may also reimburse Dealer for actual out-of-pocket expenses of Dealer incurred in connection with such Dealer’s due diligence review related to the offering in an amount not to exceed 1/2 of 1% (.5%) of the gross proceeds from all Shares sold by Dealer.

(g)           The parties hereby agree that the foregoing amounts are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Dealer’s interest in the offering is limited to such payments from the Dealer-Manager and Dealer’s indemnity referred to in Section 4 of the Dealer-Manager Agreement, that the Company is not liable or responsible for the direct payment of such commission to the Dealers, and that the Dealer is not in privity of contract with the Company even though it is entitled to certain benefits deriving there from.

(h)  Notwithstanding any other provision of this Agreement or the Dealer-Manager Agreement, no commissions or other compensation shall be due Dealer with respect to purchases under the Company’s dividend reinvestment plan.

5. Payment

Notwithstanding any other provision of this Agreement, neither the Dealer-Manager, the Company nor any other entity shall not be liable to Dealer for payment of selling commissions, marketing fees, due diligence expense reimbursements, or any expenses of any kind, unless and until the Minimum Subscriptions (as defined in the Impoundment Agreement) have been accepted and transferred from escrow to the Company, in accordance with the terms of the Impoundment Agreement. Payments for selling commissions will be made by the Dealer-Manager to Dealer within twenty (20) days after acceptance by the Company of the Minimum Subscriptions, or earlier at the election of the Dealer-Manager. Thereafter, and subject to the provisions in Section 4 above with respect to the deferred commission option, commissions shall be paid by the 20th day of each month for Shares sold and accepted in the preceding month, but in no event before the Dealer-Manager is first paid by the Company. Payment of such commissions shall be deemed confirmation of acceptance of orders.

6. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by, and shall only become effective upon, confirmation by the Company, and the Company reserves the right to reject any order for any reason. Orders not accompanied by a properly completed Subscription Agreement and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within fifteen (15) days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer-Manager any compensation theretofore paid with respect to such order.

7. Prospectus and Supplemental Information

Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and supplemental information thereto provided to the Dealer by the Company or the Dealer-Manager expressly for use by Dealer with its customers who are members of the public. The Dealer-Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any supplemental information, for delivery to investors and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to a prospective investor, and thereafter at the request of the Company or the Dealer-Manager.

 8. Representations of Dealer

(a)  Dealer agrees that it will not show or give to any investor or reproduce any material or writing which is supplied to it by the Dealer-Manager or any of the Dealer-Manager’s wholesalers, employees or salesmen and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used with respect to dealings with members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another program supplied to it by the Company or its affiliates, or by the Dealer-Manager or any of the Dealer-Manager’s wholesalers, employees or salesmen, and bearing a legend that states that such material may not be used in connection with the offer or sale of any securities other than the program to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer-Manager.

(b)  Dealer agrees, if the Dealer-Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule l5c2-8 under the Securities Exchange Act of 1934. Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares as required herein for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Securities Act of 1933.

(c)  On becoming a Dealer, and in offering and selling Shares, Dealer will comply with all the applicable requirements under the Securities Act of 1933, and the Securities Exchange Act of 1934, including, without limitation, the provisions of Rule l5c2-4 under the Securities Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to Dealer, Dealer agrees to pay its proportionate share of any claim, demand or liability asserted against Dealer and the other Dealers on the basis that the Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case your proportionate share of any expenses incurred in defending against any such claim, demand or liability.

(d)  Dealer represents that it has reasonable grounds to believe, based on information obtained from the Company through the Prospectus or other materials, that all material facts relating to a sale of the Shares (including the facts relating to items set forth in Section (b)(3) of FINRA Rule 2310) are adequately and accurately disclosed and provide a basis for evaluating an investment in the Company. If Dealer has relied on an evaluation of such information made by another member of FINRA, Dealer represents that it has reasonable grounds to believe such evaluation was conducted with due care, that it has received the consent of such other member to its reliance, and that such other member is not the Dealer-Manager or an affiliate of the Dealer-Manager.

(e)  Dealer shall not execute any subscription on behalf of any customer for which it holds a discretionary account without the prior written approval of the customer.

(f)  In recommending the purchase of Shares, and before confirming any sale of such Shares to a customer, the Dealer shall have reasonable grounds to believe, on the basis of information obtained from such customer concerning his or her investment objectives, other investments, financial condition and needs, and any other information known to Dealer, that (a) the customer is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the benefits described under the caption “Material U.S. Federal Income Tax Considerations”; (b) the customer has a fair market net worth sufficient to sustain the risks inherent in an investment in the Company, including loss of investment and lack of liquidity; and (c) an investment in the Company is otherwise suitable for the customer.  Dealer shall maintain records substantiating the suitability determination pursuant to this subparagraph 8(f) for a period of at least six years after termination of the offering with respect to the Company.

(g)  Prior to executing a transaction in the Shares on behalf of a customer, Dealer will inform the customer of all pertinent facts relating to the liquidity and marketability of the Shares during the term of the investment.

(h)  Dealer will comply with FINRA Rules 5141 in connection with the offer and sale of the Shares.

(i)  The Dealer agrees that it will (i) establish and maintain procedures reasonably designed to ensure the security and privacy of information that constitutes nonpublic personal information (“Nonpublic Personal Information”) under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, "Privacy Laws"); (ii) cooperate with the Company and Dealer-Manager and provide reasonable assistance in ensuring the compliance with Privacy Laws to the extent applicable to any such party, and (iii) not disclose or use any Nonpublic Personal Information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws.

(j) The Dealer agrees that it will (a) comply with all applicable laws and regulations designed to prevent, detect, and report money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001 and the regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control, (b) take all necessary and appropriate steps, consistent with applicable laws and regulations, to obtain, verify, and retain information with regard to client and/or account owner identification and source of funds for its customers, (c) notify immediately the Company and the Dealer-Manager in the event that it has reason to believe that any purchaser or prospective purchaser of Shares are engaged in money laundering activities or are associated with any terrorist organization or other individuals, entities or organizations sanctioned by the United States.

9. License and Association Membership

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer-Manager that Dealer is a properly registered or licensed securities broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if Dealer ceases to be a member in good standing of such association, or in the case of a foreign dealer, to so conform. Dealer agrees to notify the Dealer-Manager immediately if Dealer ceases to be a member in good standing, or in the case of a foreign dealer, to so conform.

10. Limitation of Offer

Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or other letter or memorandum sent to it by the Company or the Dealer-Manager and will make offers only to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.

11. Termination and Amendment

Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer-Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company of the Dealer-Manager. Either party may terminate this Agreement by written notice. Such termination shall be effective forty-eight (48) hours after the mailing of such notice. This Agreement is entire and supersedes all prior Agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer-Manager by written notice to Dealer and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.

12. Notice

           All notices will be in writing and will be duly given when mailed to the Dealer-Manager at the address given above, and to Dealer when mailed to the address specified by it below.

13. Attorneys’ Fees; Construction

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorneys’ fees. This Agreement shall be construed under the laws of the State of Minnesota and shall take effect when signed by Dealer and countersigned and dated by the Dealer-Manager.

                            AEI SECURITIES, INC.

                            By                           ___
                            Rona L. Newtson
                            Authorized Signatory for
                            Robert P. Johnson, Its President

AEI Core Property Income Trust, Inc.
Participating Dealer Agreement Signature Page

We have read the foregoing Participating Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the jurisdictions in which we are registered or licensed as a broker or dealer, as indicated below, is true and correct and that we are fully authorized to sell securities in such jurisdictions during the term of this Agreement. We agree to advise you of any change in our registration or licensing status during the term of this Agreement.

Broker-Dealer Firm Name                                                                          Date Agreement Approved

Address                                                                                 Due Diligence Contact Name

City, State, Zip Code                                                                              Marketing Contact

Telephone Number                                                                            Clearing/Custodial Firm

                                                                                                                              X
Fax Number                                                                               Authorized Signature

Tax Identification No. as assigned by the IRS Title                                      Title

Authorization for Automatic Deposit of Commission Checks: AEI Securities, Inc. and Fidelity Bank of Edina, Minnesota are hereby authorized to initiate variable entries to the account identified below. This authority will remain in effect until AEI is notified in writing to cancel in such time as to afford a reasonable opportunity to act upon the cancellation. The detailed commission remittance report will continue to be mailed to your home office or, upon request, it can be faxed.
SIGNATURE OF ACCOUNT HOLDER:
Name Typed or Printed:                                                                       Title:
FINANCIAL INSTITUTION NAME AND ADDRESS – Please Print:

Account Type (Circle One):        Checking        Savings    Bank Routing (ABA) No.
Account No.                                                            Transaction Code
Please staple a voided check or deposit slip to this form.

If automatic deposit is not used, mail commission checks to :

Check One:
     Dealer is registered or licensed as a broker-dealer and is fully authorized to sell securities in all states.
     Dealer is registered or licensed as a broker-dealer and is fully authorized to sell securities according to the list attached hereto.

FOR INTERNAL USE ONLY
Received by:                                               Date Received:                                 Commission Rate:
Date of Rep List:                                                                          Rep List Contact: